Exhibit 10.1

March 27, 2018

Rachel A. Gonzalez

3150 Sabre Drive

Southlake, Texas 76092

Re:	Amendment to Letter Agreement

Dear Rachel:

This amendment (“Amendment”), to your letter agreement dated as of September 2, 2014, between the Corporation and you, and as amended on November 7, 2017 (the “Agreement”), amends the Agreement in the manner set forth herein.

In connection with your voluntary termination as Executive Vice President and Chief Administrative Officer of the Company, you and the Company have agreed that you will continue in an operational role with the Company as Special Counsel, to allow for an orderly transition of your duties and responsibilities to your successors. Therefore, in consideration of the mutual covenants contained in this Amendment, and effective as of March 30, 2018 (the “Amendment Effective Date”), the Company and you agree as follows:

1.    Section 1(a) of the Agreement is amended and restated in its entirety to read as follows:

(a)	Beginning on the Amendment Effective Date and through the Termination Date, you will serve as Special Counsel of Sabre Corporation (the “Company”), with such duties and responsibilities as are assigned to you by the Company. You shall perform all such duties faithfully, industriously, and to the best of your experience and talent. Except as otherwise expressly provided in this Agreement, you shall abide in all material respects by all the Company policies and directives applicable to you.

2.    The first paragraph of Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“Unless terminated earlier pursuant to the Severance Plan, the term of this Agreement and your employment shall end on April 26, 2018 (the “Termination Date”). The termination of your employment on the Termination Date shall be deemed in all respects to constitute a voluntary termination of your employment by you, including under the terms of the Severance Plan and any applicable equity plan of Sabre Corporation, and any termination of your employment prior to the Termination Date shall be governed by the terms of the Severance Plan and any applicable equity plan. The period of your employment with the Company shall be referred to herein as the “Employment Period.” Notwithstanding the foregoing, Sections 8, 9 and 11 shall survive termination of this Agreement to the extent necessary to enable the parties to enforce their respective rights hereunder. References in the Agreement to the terms “Initial Term” and “Additional Term” shall continue to have the meanings assigned to them immediately prior to this Amendment.”

3.    Section 3 of the Agreement is amended and restated in its entirety to read as follows:

3.	Base Salary

Beginning on the Amendment Effective Date and through the Termination Date, your base salary will be $10,000 per month, less withholding for taxes and deductions for other appropriate items.

4.    Section 4 of the Agreement is amended and restated in its entirety to read as follows:

4.	Annual Bonus

You will not be eligible to receive any additional annual incentive bonus from the Company, unless otherwise determined by the Compensation Committee in its sole discretion.

March 27, 2018

5.    Section 5 of the Agreement is amended and restated in its entirety to read as follows:

5.	Participation in Company Equity Plans

Beginning on the Amendment Effective Date and through the Termination Date, any outstanding equity awards will continue to vest in accordance with their applicable terms; however, you will not be eligible to receive any additional equity grants from the Company, unless otherwise determined by the Compensation Committee in its sole discretion.

6.    The first paragraph of Section 8 of the Agreement is amended and restated in its entirety to read as follows:

“You acknowledge and agree that, in your position as Special Counsel and your prior position as Executive Vice President and Chief Administrative Officer for Sabre Corporation (which, for purposes of this Section 8, shall include all of the Company’s subsidiaries and all affiliated companies and joint ventures connected by ownership to the Company at any time (but not any other portfolio companies of the Majority Stockholder (as defined in the Plan)), it is expected that: (i) you will be materially involved in conducting or overseeing all aspects of the Company’s business activities throughout the world, (ii) you will have material contact with a substantial number of the Company’s employees, and all or substantially all of the Company’s then-current and actively-sought potential customers (“Customers”) and suppliers of inventory (“Suppliers”); (iii) you will have access to all or substantially all of the Company’s Trade Secrets and Confidential Information (see Exhibit C for definition of “Trade Secrets” and “Confidential Information”). You further acknowledge and agree that your competition with the Company anywhere worldwide, or your attempted solicitation of the Company’s employees or Customers or Suppliers, during your employment or within the periods following the termination of your employment with the Company specified below, would be unfair competition and would cause substantial damages to the Company. Consequently, in consideration of your employment with the Company as Special Counsel and formerly as Executive Vice President and Chief Administrative Officer and the Company’s covenants in this Agreement, you make the following covenants described in this Section 8:”

7.    In consideration of your continued employment, and the other benefits specified above, you hereby waive any right you may currently have, or which you may hereafter have, to terminate your employment for “Good Reason” pursuant to clauses (i) or (iv) of the definition of Good Reason in Section 7 of the Agreement, or clauses (i) or so much of clause (iv) as follows the words ‘a material reduction’ in Section 1.01(t) of the Severance Plan, or substantially similar provisions of any other plan, agreement or arrangement. Accordingly, by signing this Amendment, you are agreeing that you are not entitled to the benefits set forth in the Severance Plan, the Agreement or any equity plan or agreement as a result of the change in your responsibilities or compensation related to your moving from your former role to your new role.

8.    Except as otherwise specifically amended by this Amendment, the Agreement shall remain in full force and effect. In the event of any conflict between the Agreement and this Amendment, the terms of this Amendment shall control.

[SIGNATURE PAGE FOLLOWS]

March 27, 2018

Sincerely,

SABRE CORPORATION

By:	/s/ Doug Johnson
Name:	Doug Johnson
Title:	Senior Vice President and Interim Chief Human Resources Officer

Acknowledged and Agreed on March 27, 2018

/s/ Rachel A. Gonzalez
Rachel A. Gonzalez